ELEVENTH AMENDMENT TO LEASE

         THIS ELEVENTH AMENDMENT TO LEASE (this "Amendment") is dated February 9, 2000, for reference purpose only, by and between CARRAMERICA REALTY CORPORATION, a Maryland corporation ("Landlord"), and SHARPER IMAGE CORPORATION, a Delaware corporation ("Tenant").

                                    RECITALS

         A.  Golden  Gateway  North,  a  limited   partnership   and  Landlord's
predecessor in interest ("GGN") and The Thalheimer Company, a California corporation and Tenant's predecessor in interest ("Thalheimer") entered into that certain Office Lease and Addendum to Office Lease, both dated February 8, 1983 (the "Initial Lease"), pursuant to which GGN leased to Thalheimer and Thalheimer leased from GGN premises in that certain building located at 650 Davis Street, San Francisco, California in the Golden Gateway Project.

         B. The Initial Lease was subsequently amended by that certain Amendment No. 1 to Office Lease between GGN and Thalheimer dated as of September 15, 1983 (the "First Amendment"), that certain Amendment No. 2 to Office Lease between GGN and Thalheimer dated as of April 6, 1984 (the "Second Amendment"), that certain Third Amendment to Lease between GGN and Thalheimer dated as of June 30, 1987 (the "Third Amendment"), that certain Amendment No. 4 to Office Lease between GGN and Tenant dated as of July 2, 1987 (the "Fourth Amendment'), that certain Fifth Amendment to Lease between GGN and Tenant dated as of March 4, 1988 (the "Fifth Amendment"), that certain Amendment No. 6 to Office Lease between GGN and Tenant dated as of November 1, 1990 (the "Sixth Amendment"), that certain Amendment No. 1 to Office Lease between GGN and Tenant dated as of November 30, 1992 (the "Seventh Amendment"), that certain Amendment No. 8 to Office Lease between GGN and Tenant dated as of June 1, 1993 (the "Eighth Amendment") that certain Amendment No. 9 to Office Lease between Shorenstein Realty Investors, L.P., a California limited partnership and Landlord's predecessor in interest ("Shorenstein") and Tenant dated as of December 14, 1994 (the "Ninth Amendment") and that certain Amendment No. 10 to Office Lease between Shorenstein and Tenant dated as of March 26, 1998 (the "Tenth Amendment"). The Initial Lease, as amended by the First Amendment, the Second Amendment, the Third Amendment, the Fourth Amendment, the Fifth Amendment, the Sixth Amendment, the Seventh Amendment, the Eight Amendment, the Ninth Amendment, and the Tenth Amendment is defined herein as the "Original Lease").

         C. GGN's interest in the Original Lease was subsequently assigned to Shorenstein and Shorenstein's interest in the Original Lease was subsequently assigned to Landlord.

         D. Thalheimer's interest in the Original Lease was subsequently assigned to Tenant.

         E. Landlord and Tenant desire to amend the Original Lease to, among other things, extend the term of the Original Lease on the terms and conditions set forth herein.

                                    AMENDMENT

         1. Incorporation of Recitals and Definitions. The foregoing recitals are hereby incorporated herein by this reference. The Original Lease as amended by this Amendment is hereinafter referred to as the "Lease". All terms which are capitalized herein but which are not defined, shall have the same meanings given such terms in the Original Lease. In the event of any conflict between the terms set forth in the Original Lease and this Amendment, the terms of this Amendment will control.

         2. Term. The Lease is hereby amended to extend the term of the Lease for an additional five (5) year period commencing on February 1, 2001 and terminating on January 31, 2006 (the "Renewal Term").

         3. Premises. Landlord and Tenant hereby agree that for the Renewal Term, the "Premises" shall contain a total of 58,295 rentable square feet and be comprised of the Second Floor Space, the Photography Studio and the First Floor Retail Space (as such terms are defined below) at 650 Davis Street, San Francisco, California (the "Building")

                  (a) "Second Floor Space" means the 48,328 rentable square feet of the upper level of the Building, as shown on Exhibit C attached hereto.

                  (b) "Photography Studio" means the 6,673 rentable square feet located on the southeast comer of the lower level of the Building, as shown on Exhibit C attached hereto.

                  (c) "First Floor Retail Space" means the 3,294 rentable square feet on the lower level of the Building, as shown on Exhibit C attached hereto.

         4. Base Rent For the Premises. As of February 1, 2001, the definition of "Base Rent" is amended as follows:

         Time Period                                          Annual Base Rent          Monthly Base Rent
         -----------                                          ----------------          -----------------
         February 1, 2001 - January 31, 2002:                 $2,404,668.72             $200,389.06
         February 1, 2002 - January 31, 2003:                 $2,462,963.76             $205,246.98
         February 1, 2003 - January 31, 2004:                 $2,521,258.80             $210,104.90
         February 1, 2004 - January 31, 2005:                 $2,579,553.72             $214,962.81
         February 1, 2005 - January 31, 2006:                 $2,637,848.76             $219,820.73

         With respect to the Renewal Term, Tenant has no other Base Rent payment obligations (except for accrued but unpaid Rent obligations relating to the period prior to the Renewal Term) and the foregoing Base Rent payments cover the entire Premises, including, without limitation, the First Floor Retail Space.

         5. Base Year/Operating Expenses/Property Taxes. As of February 1, 2001,
(a) the "Base Year" shall be amended to be calendar year 2001, (b) "Base Operating Expenses" shall mean the Operating Expenses paid or incurred by Landlord in calendar year 2001, and (c) "Base Property Taxes" shall mean the Property Taxes paid or incurred by Landlord in calendar year

2001. Effective as of February 1, 2001, Section 3(a)(3) of the Lease is amended to read in its entirety as follows:

                  "Lessee shall pay Lessor as additional rent the sum of (i) Lessee's percentage share of the total dollar increase, if any, in Operating Expenses paid or incurred by Lessor in each year subsequent to the Base Year over the Base Operating Expenses and (ii) Lessee's percentage share of the total dollar increase, if any, in Property Taxes paid or incurred by Lessor in each year subsequent to the Base Year over the Base Property Taxes."

         6. Proportionate Share. Landlord and Tenant agree that "Lessee's percentage share" of the Commercial Area is 62.22%.

         7. Tenant Improvements. Landlord shall provide Tenant with a "Tenant Improvement Allowance" in the total amount of $540,394.65, in accordance with the terms and conditions of the "Tenant Improvement Agreement" attached hereto as Exhibit A.

         8. First Floor Retail Space. As of February 1, 2001, the Tenant may convert the First Floor Retail Space to general office use; provided, however, that (a) any alterations or improvements Tenant desires to make in the First Floor Retail Space shall be subject to the terms and conditions of the Lease, including the requirement that Tenant obtain Landlord's prior written approval for any alterations, additions or improvements, which approval shall not be unreasonably withheld, delayed or conditioned, (b) Tenant shall be responsible for any improvements to the Building's common areas that are required as a condition of obtaining the necessary permits and approvals for such First Floor Retail Space conversion, and (c) with the exception of the Tenant Improvement Allowance set forth above Landlord shall have no obligation to pay for any alterations or improvements performed by Tenant in connection with such First Floor Retail Space conversion.

         Tenant is not obligated to pay "percentage rent", as defined in the Eighth Amendment, with respect to the Renewal Term. Tenant has no obligation to report Gross Sales with respect to the Renewal Term. Tenant has no obligation to continuously operate its business in the First Floor Retail Space during the Renewal Tom and effective as of February 1, 2001, Section 6(g) of the Eighth Amendment is deleted from the Lease.

         9. Janitorial Service. Tenant shall provide any janitorial service required for the Premises during the Renewal Term. Landlord shall provide Tenant with a janitorial credit in the amount of $9,000.00 per month (as set forth in Section 3 of the Sixth Amendment) during the Renewal Term. Tenant shall recover this janitorial credit by offset against the Base Rent payable each month.

         10. Signage. Landlord hereby approves all existing Tenant signs installed on the Project, except for the neon sign with the Tenant's name located on the inside of the windows facing Broadway Street which Tenant hereby agrees to remove as of the date Tenant executes this Amendment. Any new signs Tenant proposes to install in the Project shall conform with Landlord's signage standards, a copy of which is attached hereto as Exhibit B and shall be subject to Landlord's prior written approval. In the event that (i) Tenant delivers written notice to Landlord that provides all of the information Landlord requires to make a decision to approve or disapprove a sign Tenant proposes to install at the Premises (the "First Sign Request Notice"), (ii) Landlord does not approve or disapprove such proposed sign within twenty five (25) days of Landlord's receipt of the First Sip Request Notice, (iii) after such twenty five (25) day period
Tenant delivers written notice to Landlord specifying that Landlord has not responded to the request (the "`Second Sign Request Notice"), and (iv) Landlord does not approve or disapprove the proposed sign within fifteen (15) days of Landlord's receipt of the Second Sign Request Notice, then Landlord shall be deemed to have approved the proposed sign.

         11. Option To Extend. Landlord and Tenant agree that Tenant exercised its first option to extend the Lease Term as provided in Section 8(b)(1) of the Sixth Amendment and amended by Section 8 of the Seventh Amendment, and that this Amendment documents such extension. Landlord and Tenant further agree that Tenant may exercise the second option to extend the Term of the Lease for a period of five (5) years pursuant to the terms and conditions set forth in
Section 8 of the Sixth Amendment as amended by Section 8 of the Seventh Amendment; provided, however, that Landlord and Tenant agree that this second option is the final remaining option available to Tenant under the Lease to extend the Term of the Lease,

         12. Right of First Opportunity. Landlord and Tenant agree that Tenant has (and shall continue to have during the Renewal Term) a Right of First Opportunity subject to the tam and conditions set forth in Section 9 of the Sixth Amendment, as amended by Section 9 of the Seventh Amendment.

         13. Notices. Section 33 of the Lease is hereby amended to provide that Landlord's new address for receipt of notices under the Lease is as follows:

                           CarrAmerica Realty Corporation
                           1810 Gateway Drive, Suite 150
                           San Mateo, CA 94404
                           Attention: Vice President - Market Officer

                           with a copy to:

                           CarrAmerica Realty Corporation
                           1850 K Street, N.W., Suite 500
                           Washington, D.C.  20006
                           Attention: Lease Administrator

         14. Brokers. Landlord and Tenant represent and warrant to each other that neither has dealt with any broker respecting this Amendment other than Kenmark Commercial ("Tenant's Broker") and The CAC, Group ("CAC"). Each party shall indemnify and hold the other harmless from any and all other claims by any other broker, agent or person claiming a commission or other form of compensation by virtue of this Amendment as a result of such party's dealing with the party from whom indemnification is sought. Landlord shall pay a commission in the total amount of $145,737.50 to Tenant's Broker; provided, however, that Landlord shall pay Tenant's Broker half of the commission ($72,868.75) upon full execution of this Amendment by both Landlord and Tenant, and half of the commission ($72,868.75) on February 1, 2001. In addition,

Landlord shall pay the commission and any other compensation due to CAC in connection with this Amendment and Landlord shall indemnify Tenant from any and all claims by CAC claiming a commission or other form of compensation in connection with this Amendment.

         15. Attorneys' Fees. In any arbitration, quasi-judicial or administrative proceedings or any action in any court of competent jurisdiction, brought by either party to enforce any covenant or any of such party's rights or remedies under this covenant or any of such party's rights or remedies under this Amendment, including any action for declaratory relief, or any action to collect any payments required under this Amendment or to quiet title against the other party, the prevailing party shall be entitled to reasonable attorneys' fees and all costs, expenses and disbursements in connection with such action, including the costs of reasonable investigation, preparation and professional or expert consultation, which sums may be included in any judgment or decree entered in such action in favor of the prevailing party.

         16. Successors. All terms and provisions of this Amendment shall be binding upon, be enforceable by, and shall inure to the benefit of, the respective assignees and successors of the parties hereof.

         17. Time is of the Essence. Time is of the essence for each and every provision of this Amendment.

         18. Confirmation of Lease. Except as amended by this Amendment, the parties hereby agree and confirm that the Lease is in full force and effect.

         IN WITNESS WHEREOF, the parties hereto have executed this Amendment the day and year first above written,

                                   "LANDLORD"

                                   CARRAMERICA REALTY CORPORATION,
                                   a Maryland corporation


                                   By:         /s/ Philip L. Hawkins
                                   Name:       Philip L. Hawkins
                                   Title:      Chief Operating Officer


                                   By:         /s/ Leah N. Segawa
                                   Name:       Leah N. Segawa
                                   Title:      Managing Director


                                    "TENANT"

                                    SHARPER IMAGE CORPORATION,
                                    a Delaware corporation


                                    By:         /s/ Tracy Wan
                                    Name:       Tracy Y. Wan
                                    Title:      President   C.O.O.


                                    By:         /s/ Jeffrey P. Forgan
                                    Name:       Jeffrey P. Forgan
                                    Title:      Senior Vice President and
                                                Chief Financial Officer

                                    EXHIBIT A

                          TENANT IMPROVEMENT AGREEMENT

         This Tenant Improvement Agreement ("Agreement") is an integral part of the Eleventh Amendment to Lease dated as of February 9, 2000 between CarrAmerica Realty Corporation and Sharper Image Corporation (the "Amendment") relating to certain Premises described in the Amendment. Capitalized terms used in this Amendment not otherwise defined herein shall have the meaning given such terms in the Amendment Landlord and Tenant agree as follows with respect to the Tenant Improvements, if any, to be installed in the Premises:

         1. INITIAL TENANT IMPROVEMENTS.

            A. Plans. Tenant shall cause to be performed certain remodeling work (the "Tenant Improvements") in and about the Premises in accordance with plans and specifications prepared by Tenant and approved by Landlord (the "Plans"), which approvals shall not be unreasonably withheld, delayed or conditioned. Tenant may perform the design and/or construction of the Tenant Improvements in stages in order to accommodate the ongoing growth in the number of Tenant's employees in the Premises, Tenant's on-going business operations and other operational issues for Tenant, Tenant shall cause the Plans to be prepared, at Tenant's cost, by a registered professional architect and mechanical and electrical engineer(s). Landlord's Tenant Improvements Guidelines, attached hereto as Exhibit A-1, which are attached for the purpose of informing Tenant of Landlord's general design preferences and material specifications with respect to any Tenant Improvements. Tenant agrees to use reasonable efforts to prepare its plans and specifications in compliance with Landlord's Tenant Improvement Guidelines to the extent applicable to the Tenant Improvements contemplated by Tenant; provided, however, that Tenant must obtain Landlord's written approval prior to the installation of any Tenant Improvements that deviate from the terms and conditions set forth in Landlord's Tenant Improvement Guidelines. Tenant shall furnish the initial draft of the Plans to Landlord for Landlord's review and approval. In the event that (i) Tenant delivers a draft of the Plans which includes all of the information Landlord requires to make a decision to approve or disapprove the Plans (the "First Plans Request Notice"), (ii) Landlord does not approve or disapprove such proposed Plans within twenty five (25) days of Landlord's receipt of the First Plans Request Notice, (iii) after such twenty five (25) day period Tenant delivers written notice to Landlord specifying that Landlord has not responded to the request (the "Second Plans Request Notice"), and (iv) Landlord does not approve or disapprove the proposed Plans within fifteen (15) days of Landlord's receipt of the Second Plans Request Notice, then Landlord shall be deemed to have approved the proposed Plans. If Landlord provides Tenant with comments to the initial draft of the Plans, Tenant shall provide revised Plans to Landlord incorporating Landlord's comments after receipt of Landlord's comments. Landlord agrees to use commercially reasonable efforts to respond promptly to revisions to Plans. Plans will be revised by Tenant and reviewed by Landlord until the Plans have been finally approved by Landlord. Tenant hereby agrees that the Plow for the Tenant Improvements shall comply with all applicable Governmental Requirements. Landlord's approval of the Plans shall be solely for the purposes of authorizing construction of the Tenant Improvements, and shall not be deemed to be an approval of the technical merits of the Plans nor a verification that such Tenant Improvements and/or the Plans comply with applicable Governmental Requirements. Tenant shall be solely responsible for ensuring that the `Tenant Improvements are designed and constructed in accordance with all applicable Governmental Requirements.

            B. Construction by Tenant. Tenant shall be solely responsible for the construction of the Tenant Improvements in and about the Premises. Tenant shall construct the Tenant Improvements in accordance with the approved Plans and in accordance with all rules, regulations, codes, statutes, ordinances and laws of all government and quasi-governmental authorities and in a good and workmanlike manner, Landlord shall have no responsibility whatsoever for the construction of the Tenant Improvements. The Tenant Improvements shall be constructed with new materials of good quality and with adequately trained and supervised labor using currently approved methods of their particular trade.

            C. Contractor. Prior to commencement of construction, Tenant shall select a general contractor which is reasonably acceptable to Landlord (whose consent shall not be unreasonably withheld or delayed) ("Contractor") to construct the Tenant Improvements. The Contractor shall be licensed by the State of California and bondable. The construction contract ("Construction Contract") for the Tenant Improvements shall be between Tenant (not Landlord) and Contractor.

            D. Construction Process. Tenant shall not commence the construction of any Tenant Improvements until after Landlord and Tenant have agreed on the approved Plans and selection of the Contractor. Thereafter, Tenant shall be responsible for completing the construction of the Tenant Improvements in accordance with the approved Plans.

            E. Insurance. Tenant shall deliver to Landlord prior to Tenant or Contractor's entry onto the Premises to commence construction of the Tenant Improvements certificates evidencing the following insurance:

                  (1) Tenant, and any contractor of Tenant performing work on the Premises, shall maintain insurance as follows.

                           (a) Commercial General Liability Insurance, including
premises operation, products operation, contractual liability coverage, completed operations coverage, broad form property damage to afford protection with limits, for each occurrence, of not less than One Million Dollars ($1,000,000) with respect to personal injury, death or property damage.

                           (b)  Workers'  compensation  or similar  insurance in
form and amounts required by law, and Employer's Liability with not less than the following limits:

                        Each Accident $500,000
                        Disease - Policy Limit $500,000
                        Disease - Each Employee $500,000

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

                  (2) Contractor's insurance shall contain a waiver of subrogation provision in favor of Landlord and its agents. Tenant's contractor's insurance shall be primary and not contributory to that carried by Tenant, Landlord, their agents or mortgagees. Tenant and Landlord, and if any, Landlord's building manager or agent, mortgagee or ground lessor shall be named as additional insured on Tenant's contractor's liability insurance policies.

            F. Compliance. The Tenant Improvements and all materials incorporated therein shall comply with the approved Plans, as may be revised from time to time pursuant to the terms of this Agreement, and shall be free from all design, material and workmanship defects. Tenant and Contractor shall comply with all applicable laws, regulations, permits and other approvals applicable to construction of the Tenant Improvements.

            G. Liens. Tenant shall defend and indemnify Landlord and hold it harmless from any and all claims, losses, demands, judgments, settlements, costs and expenses, including reasonable attorneys' fees, resulting from any act or omission of Tenant or anyone claiming by, through, or under Tenant, in connection with construction of the Tenant Improvements, for any mechanics' lien or other lien filed against the Premises or any Building or against other property of Landlord (whether or not the lien is valid or enforceable). Tenant shall, at its own expense, (i) cause any such liens to be discharged of record, or (ii) cause to be recorded a bond in compliance with CC Section 3143, within a reasonable time, not to exceed thirty (30) days, after the later of (a) Tenant's actual notice of the lien or (b) the date of filing.

            H. Indemnity. Tenant shall indemnify, defend and hold Landlord harmless from and against any and all suits, claims, actions, loss, cost or expense (including claims for workers' compensation, reasonable attorneys' fees and costs) based on personal injury or property damage caused in, or contract claims (including, but not limited to claims for breach of warranty) arising from, construction of the Tenant's Improvements, except to the extent caused by Landlord's acts or omissions or Landlord's agents', employees' or contractors' acts or omissions. Tenant shall repair or replace any portion of a Building or item of Landlord's equipment or any of Landlord's real or personal property damaged, lost or destroyed in construction of the Tenant Improvements, except to the extent the damage, loss or destruction is the result of Landlord's acts or omissions or Landlord's agents', employees' or contractors' acts or omissions. Notwithstanding the foregoing, in the event Tenant fails to complete such repair or replacement work within ten (10) days following Tenant's receipt of Landlord's written notice therefor (or if the nature of such work is such that more than ten (10) days is required, then in the event Tenant fails to commence such work within such ten (10) days and thereafter diligently prosecute such work to completion to the reasonable satisfaction of Landlord), then Landlord may (but shall have no obligation to) cause such work to be performed and/or completed at Tenant's sole cost and expense.

            I. Project Management Fee. Landlord, or an agent of Landlord, shall provide project management services in connection with the construction of the Tenant Improvements and the Change Orders (hereinafter defined). Such project management services shall be performed, at Tenant's cost, for a fee of three percent (3%) of the Tenant Improvement Allowance.

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

            J. Notices. Tenant shall notify Landlord at least ten (5) business days prior to the commencement of construction of any Tenant Improvements and permit Landlord to post on the Premises such notices of nonresponsibility, and such other notices to other tenants in the Project, as Landlord may deem reasonable under the circumstances.

         2. CHANGE ORDERS. Tenant shall not make any change to the approved Plans without Landlord's prior approval, which approval shall not be unreasonably withheld or delayed; provided, however, that Landlord may withhold its consent if such requested change would negatively affect the structural components or exterior appearance of the Buildings. Landlord agrees to use commercially reasonable efforts to respond promptly to proposed change requests. If Landlord does not approve of the plans and specifications for the change order request, Landlord shall advise Tenant of the revisions required. Tenant shall revise and redeliver the plans and specifications to Landlord within five
(5) business days of Landlord's advice or Tenant shall be deemed to have abandoned its request for such change order request. Tenant shall pay for all preparations and revisions of plans and specifications, and the construction of all change order requests, subject to Tenant Improvement Allowance. All approved change order requests to the approved Plans shall be in writing and shall be signed by both Landlord and Tenant prior to the change being made.

         3. TENANT IMPROVEMENT ALLOWANCE. Landlord shall contribute an amount up to $540,394.65 ($9.27 per rentable square foot) (the "Tenant Improvement Allowance") toward the costs incurred by Tenant in connection with the Tenant Improvements, Change Orders, Landlord's project management fee and other work related to the remodeling of the Premises, including without limitation, the installation of work stations, partitions, wall and floor coverings and light fixtures (collectively, "Remodeling Work") in accordance with and subject to the provisions in this Agreement. Not sooner than the date on which the Remodeling Work within the Premises has been commenced, Tenant may submit invoices to Landlord for payment out of the Tenant Improvement Allowance to reimburse Tenant for Remodeling Work. costs incurred for work actually performed within the Premises. Following Landlord's receipt of such invoices, Landlord shall within thirty (30) days thereafter pay Tenant for the amount requested in such invoice; provided in no event shah Landlord be obligated to pay Tenant more than the maximum amount of the Tenant Improvement Allowance. Any expenses incurred by Tenant for the Remodeling Work in excess of the Tenant Improvement Allowance shall be at Tenant's sole cost and expense. Landlord shall have no obligation to disburse any portion of the Tenant Improvement Allowance which has not be requested by Tenant pursuant to the terms hereof on or before February 28, 2002 and such amount shall be deemed forfeited by Tenant and shall not be applicable against any other amounts (e.g., Rent) payable by Tenant under the Lease. In the event that (i) Tenant has fully satisfied all of the terms and conditions as set forth in this Agreement required for payment of a portion of the Tenant Improvement Allowance, (ii) Landlord has failed to pay such portion when due, and (iii) Landlord has not notified Tenant of a good faith dispute regarding the portion to be paid, then Tenant may offset the amount overdue, together with interest at the rate applicable to late Tenant payments under the Lease, against ensuing Base Rent Unless notified by Landlord when Tenant requests Landlord's approval for the Tenant Improvements that certain Tenant Improvements must be removed upon the expiration or termination of the Lease (the "Designated Tenant Improvements"), then except for those Designated Tenant Improvements, all other Tenant Improvements whose cost is paid for or

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

reimbursed by Landlord's payment of the Tenant Improvement Allowance shall belong to Landlord upon the later of Landlord's payment or their installation in the Premises.

         4.   AS-BUILTS.   Upon   completion  of   construction  of  the  Tenant
Improvements, Tenant shall deliver to Landlord "as-built" drawings for the completed Tenant Improvements.

         5. MISCELLANEOUS. Terms used in this Exhibit A shall have the meanings assigned to them in the Amendment. The terms of this Exhibit A are subject to the terms of the Amendment.

                  Landlord  hereby   designates  the  following   individual  as
Landlord's representative for purposes of Tenant's communications with Landlord regarding the Tenant Improvements:

                           Eric Dameron Drew
                           CarrAmerica Realty Corporation
                           150 Pacific Avenue
                           San Francisco, CA 94111
                           Phone: (415) 397-2760
                           Fax: (415) 397-6627

         Tenant  hereby   designates   the  following   individual  as  Tenant's
representative for purposes of Landlord's communications with Tenant regarding the Tenant Improvements:

                           Mr. Glenn Dutcher
                           The Sharper Image
                           650 Davis Street
                           San Francisco, California 94111
                           Phone: (415) 445-6097
                           Fax: (415) 445-1515

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